Exhibit 99.2

Atara Biotherapeutics to Present Recent Progress and Key Upcoming Milestones at the 42nd Annual J.P. Morgan Healthcare Conference

Closing of Transaction with Pierre Fabre Laboratories to Expand Global Tab-cel® Partnership

Tab-cel BLA on Track for Submission in Q2 2024 Following Positive New Data from Pivotal ALLELE Study

Expansion of Next-gen Allogeneic CAR-T Portfolio to Autoimmune Disease

ATA3219 IND in Lupus Nephritis Planned in Q1 2024

Focused Operational Activities and Associated Strategic Restructuring Extends Cash Runway into 2027

Thousand Oaks, Calif.—January 8, 2023--Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today announced Pascal Touchon, President and Chief Executive Officer of Atara, will present the Company’s 2023 accomplishments across strategic priorities and key upcoming milestones at the 42nd Annual J.P. Morgan Healthcare Conference on Thursday, January 11 at 9:45 a.m. PST / 12:45 p.m. EST.

“Our off-the-shelf, allogeneic CAR EBV T cell pipeline now spans both oncology and autoimmune indications and is designed to overcome current limitations of autologous CAR T and other allogeneic cell therapy approaches. With preliminary clinical data expected later this year for ATA3219 in lymphoma and a planned IND in Lupus Nephritis in Q1, we enter 2024 with multiple opportunities for a potential best-in-class allogeneic product,” said Pascal Touchon, President and Chief Executive Officer of Atara. “Meanwhile, we are encouraged by our latest pivotal study data for tab-cel supporting our plan to file a BLA in Q2 2024, while our global commercial partner Pierre Fabre is starting to prepare the U.S. launch.”

Tabelecleucel (tab-cel® or EBVALLOTM) for Post-Transplant Lymphoproliferative Disease (PTLD)

•

Atara is advancing toward filing a Biologics License Application (BLA) in Q2 2024, which will include the latest pivotal ALLELE study data-cut that demonstrated a statistically significant 49% Objective Response Rate (ORR) (p<0.0001) and favorable safety profile consistent with previous analyses

•

This new data set augments the extensive database of pivotal and supportive data as part of the upcoming BLA filing package, collectively consisting of approximately 450 patients treated with tab-cel across multiple life-threatening diseases

•	The expanded global partnership with Pierre Fabre Laboratories for the U.S. and remaining global commercial markets for tab-cel closed on December 20, 2023

•

Under the agreement, Atara received approximately USD 27 million in cash upfront at the closing of the deal, with the potential to receive up to a total of USD 640 million in milestone payments, development funding, and significant double-digit tiered royalties on net sales

Tab-cel for Potential Indication Expansion

•

Positive new clinical data from a combined analysis, including the first reported data from the multicohort Phase 2 EBVision trial, were presented during an oral session at the ESMO Immuno-Oncology Annual Congress

•	In the pooled analysis, an ORR of 77.8% was observed in 18 central nervous system (CNS) EBV+ PTLD patients including 1 CNS EBV+ PTLD patient with no prior treatment, who achieved a complete response

•	One- and two-year overall survival rates were higher in responders (85.7% and 66.7%, respectively) versus non-responders (0% and 0%, respectively)

•

Tab-cel was well tolerated, with no reports of serious treatment-related fatal or life-threatening treatment-emergent adverse events (TEAEs), and no reports of serious treatment-related TEAEs of neurotoxicity, organ rejection, graft versus host disease, or tumor flare reaction of any grade

•

Enrollment is continuing at sites in the potential label expansion multi-cohort Phase 2 EBVision trial evaluating new patient populations, including 1L EBV+ PTLD and EBV+ immunodeficiency-associated lymphoproliferative diseases (IA-LPDs)

CAR-T Programs (Hematological Malignancies and Autoimmune Conditions)

ATA3219

•	Atara is progressing development of ATA3219, an allogeneic, off-the-shelf CAR T targeting CD19, optimized for a memory phenotype and incorporating a next generation 1XX signaling domain

•	Pre-clinical data support a potential best-in-class profile with longer persistence and superior anti-tumor efficacy compared to an autologous CD19 CAR T benchmark

•	Site selection and activation is ongoing for the Phase 1 study in relapsed/refractory B-cell non-Hodgkin’s lymphoma (NHL) and progressing toward enrolling the first patient in Q1 2024

•	Preliminary clinical data in lymphoma anticipated H2 2024

•	Planned Q1 2024 IND submission in Lupus Nephritis following compelling clinical results from autologous CD19 CAR T academic clinical study showing 8/8 patients attaining remission[1]

•

Atara’s EBV CAR T cells may offer a differentiated therapeutic approach—off-the-shelf accessibility, no requirement for gene editing, and a less differentiated phenotype driving cellular fitness—with the potential for rapid and deep B-cell depletion

•	ATA3219 autoimmune development is building upon the favorable safety profile of Atara’s allogeneic EBV T cells in autoimmune disease

ATA3431

•

Positive preclinical data presented at ASH for ATA3431, an allogeneic, dual-targeted CAR directed against CD20 and CD19 to mitigate CD19 antigen escape, built on Atara’s EBV T-cell platform with novel 1XX stimulation for enhanced persistence

•	Data showed superior in vivo anti-tumor activity, survival, and functional persistence of ATA3431 compared to an autologous CD20- CD19 CAR-T benchmark

•	Atara is advancing ATA3431 into IND-enabling studies

Strategic Restructure and Financial Impact

•

Atara is undertaking a strategic restructuring and reducing its current workforce of 225 by approximately 25% reflecting its evolving corporate strategy and pipeline focus to progress its potential best-in-class allogeneic CAR-T portfolio for cancer and autoimmune diseases

•

Atara will focus on executing its remaining responsibilities under the tab-cel collaboration with Pierre Fabre Laboratories, including filing the BLA in Q2 2024, and advancing its differentiated allogeneic CAR-T (AlloCAR-T) ATA3219 and ATA3431 programs to key milestones in 2024

•

The strategic restructuring, combined with anticipated payments upon successful filing and approval of tab-cel BLA from our expanded global partnership, and the Company’s existing cash, cash equivalents and short-term investments as of September 30, 2023, is expected to fund the Company’s planned operations into 2027

A live audio webcast of the presentation will be available by visiting the Investors & Media – News & Events section of atarabio.com on Thursday, January 11, at 9:45 a.m. PST / 12:45 p.m. EST. An archived replay of the webcast will be available on the Company’s website for 30 days following the live presentation. A new corporate presentation will be available on Monday, January 8 at 8:00 a.m. EST / 5:00 a.m. PST.

Next-Generation Allogeneic CAR-T Approach

Atara is focused on applying Epstein-Barr virus (EBV) T-cell biology, featuring experience in over 500 patients treated, and novel chimeric antigen receptor (CAR) technologies to meet the current limitations of autologous and allogeneic CAR therapies head-on by advancing a potential best-in-class CAR-T pipeline

[1]	Blood (2023) 142 (Supplement 1): 220.

in oncology and autoimmune disease. Unlike gene-edited approaches aimed at inactivating T-cell receptor (TCR) function to reduce the risk for graft-vs-host disease, EBV T cells maintain expression of native TCRs that promote in vivo functional persistence while also demonstrating inherently low alloreactivity due to their recognition of defined viral antigens and partial human leukocyte antigen (HLA) matching. A molecular toolkit of clinically-validated technologies—including the 1XX costimulatory domain designed for better cell fitness and less exhaustion while maintaining stemness— offers a differentiated approach to addressing significant unmet need with the next generation CAR T.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients within days. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile Epstein-Barr virus (EBV) T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases, in addition to next-generation AlloCAR-Ts designed for best-in-class opportunities across a broad range of hematological malignancies and B-cell driven autoimmune diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X (formerly known as Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding the development, data, timing and progress, as applicable, of Atara’s (i) tab-cel program, including a potential BLA for tab-cel in the United States, and the amended and restated commercialization agreement with Pierre Fabre, (ii) AlloCAR-T programs, including the Phase 1 study of ATA3219 in relapsed/refractory B-cell NHL, preclinical data for ATA3431, the potential characteristics and benefits of ATA3431, and potential IND submissions for ATA3431 and for ATA3219 to treat Lupus Nephritis, (iii) restructuring, including the potential cost-savings and other financial impacts related thereto and (iv) cash runway. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the COVID-19 pandemic and the wars in Ukraine and the Middle East, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in Southern California and Denver and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in Atara’s filings with the Securities and Exchange Commission , including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Investor and Media Relations:

Alex Chapman

Vice President, Corporate Communications & Investor Relations

(805) 456-4772

achapman@atarabio.com

Jason Awe, Ph.D.

Senior Director, Corporate Communications & Investor Relations

(805) 217-2287

jawe@atarabio.com

# # #